                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                              SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.  )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule
                 14a-12
                  BLUESTONE SOFTWARE, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                               300 STEVENS DRIVE
                        PHILADELPHIA, PENNSYLVANIA 19113

                                          March 24, 2000

DEAR STOCKHOLDER:

    You are cordially invited to attend the Annual Meeting of Stockholders of Bluestone Software, Inc. to be held on Thursday, April 20, 2000 at 10:00 A.M., local time, at the Marriott Hotel-Philadelphia Airport.

    As more fully discussed in the attached materials, the proposals for the Annual Meeting relate to:

    1.  the election of our Class I directors;

    2.  the approval of our 2000 Employee Stock Purchase Plan; and

    3.  the ratification of the selection of our auditors for 2000.

    We look forward to seeing you at the Annual Meeting. Whether or not you are planning to attend, we urge you to return the enclosed proxy at your earliest convenience.

                                          Sincerely,

                                          /s/ P. Kevin Kilroy

                                          P. Kevin Kilroy
                                          President and Chief Executive Officer

                                     [LOGO]

                               300 STEVENS DRIVE
                        PHILADELPHIA, PENNSYLVANIA 19113

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000
                            ------------------------

To the Stockholders of
Bluestone Software, Inc.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bluestone Software, Inc. (the "Company") will be held at the Marriott Hotel-Philadelphia Airport, One Arrivals Road, Philadelphia, Pennsylvania 19153 on Thursday, April 20, 2000 at 10:00 A.M., local time, for the following purposes:

    1.  The election of two Class I directors to serve for a three year term;

    2.  The approval of the Company's 2000 Employee Stock Purchase Plan;

    3. The ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for 2000; and

    4. To transact any other business as may properly be brought before the Annual Meeting.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.

    The board of directors has fixed the close of business on March 8, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. Only stockholders of record of the Company's common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

    Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the Annual Meeting and further information regarding each proposal to be made.

    All stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are urged to complete and sign the enclosed proxy, and return it promptly to the Company. At any time prior to their being voted, proxies are revocable by delivering written notice to the Company in accordance with the instructions set forth in the Proxy Statement or by voting at the Annual Meeting in person.

    STOCKHOLDERS UNABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE ASKED TO VOTE, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

                                          By order of the Board of Directors

                                          /s/ Thomas R. Stiling

                                          Thomas R. Stiling
                                          Secretary

Philadelphia, Pennsylvania
March 24, 2000

                                     [LOGO]

                               300 STEVENS DRIVE
                        PHILADELPHIA, PENNSYLVANIA 19113

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 20, 2000

                            ------------------------

                                PROXY STATEMENT

    This Proxy Statement has been prepared and is being distributed in connection with the solicitation by the board of directors of Bluestone Software, Inc. (the "Company" or "Bluestone") of a proxy in the enclosed form for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 20, 2000, at 10:00 A.M., local time, at the Marriott Hotel-Philadelphia Airport, One Arrivals Road, Philadelphia, Pennsylvania 19153, and any adjournment(s) or postponement(s) thereof.

                       VOTING AND REVOCABILITY OF PROXIES

    Stockholders of record as of the close of business on March 8, 2000 (the "Record Date") will be entitled to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 20,347,696 shares of common stock, par value $.001 per share, of the Company were outstanding and entitled to one vote each. Execution of a proxy will not in any way affect a stockholder's right to attend the Annual Meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it at any time before it is exercised by another instrument or transmission revoking it or by filing a properly created proxy bearing a later date with the Secretary of the Company.

    Shares represented by properly executed proxies for which no instructions are received will be voted "for" the election of the Class I directors and both other proposals being voted upon. The persons named as proxies are officers of the Company.

    The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum. Abstentions and broker non-votes are each included in the number of shares present at the Annual Meeting for purposes of establishing a quorum. The affirmative vote of the holders of a plurality of the shares of common stock present or represented at the Annual Meeting is required for the election of the Class I directors and thus, abstentions and broker non-votes have no effect on the outcome of the election of directors. The affirmative vote of the majority of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of all other proposals. Therefore, abstentions as to a particular proposal will have the same effect as votes against the proposal. Broker non-votes as to a particular proposal will not be counted as votes for or against such proposal and will not be included in calculating the number of votes necessary for approval of such proposal. If any other matter should be presented at the Annual Meeting upon which it is proper to take a vote, shares represented by all proxies received will be voted with respect thereto in accordance with the judgment of the persons named as proxies.

    This Proxy Statement and the accompanying materials were first sent to the stockholders on or about March 24, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of March 8, 2000, certain information with regard to beneficial ownership (as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of outstanding shares of the Company's common stock by (i) each person known by the Company to beneficially own five percent (5%) or more of the outstanding shares of the Company's common stock, (ii) the Company's directors, Chief Executive Officer and the current executive officers named in the Summary Compensation table below, individually, and (iii) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of each person identified is c/o Bluestone Software Inc., 300 Stevens Drive, Philadelphia, Pennsylvania 19113.

                                                         TOTAL NUMBER OF SHARES    PERCENTAGE OF CLASS
                                                            OF COMMON STOCK          OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIALLY OWNED(1)    BENEFICIALLY OWNED(1)
------------------------------------                     ----------------------   ---------------------
P. Melan Baiada........................................        2,289,160(2)                11.2%
General Electric Capital Corporation...................        2,293,956(3)                11.2%
  260 Long Ridge Road
  Stamford, Connecticut 06927

Entities affiliated with Patricof & Co. Ventures,              4,523,996(4)                22.2%
  Inc..................................................
  445 Park Avenue
  New York, New York 10022

Fostin Capital Partners II, L.P........................        1,376,528(5)                 6.8%
  518 Broad Street
  Sewickley, Pennsylvania 15143

P. Kevin Kilroy........................................          286,857(6)                 1.4%
S. Craig Huke..........................................           48,446(7)                   *
Joseph K. Krivickas....................................           36,735(6)                   *
Robert W. Bickel.......................................          215,749(6)                 1.0%
John H. Capobianco.....................................          123,714(8)                   *
Gregory M. Case........................................        4,528,683(9)                22.3%
  c/o Patricof & Co. Ventures, Inc.
  455 S. Gulph Road, Suite 410
  King of Prussia, Pennsylvania 19406

William C. Hulley......................................        1,380,434(10)                6.8%
  c/o Fostin Capital Partners II, L.P.
  518 Broad Street
  Sewickley, Pennsylvania 15143

Andrew J. Filipowski...................................           28,906(6)                   *
  c/o Platinum technology, inc.
  1815 South Meyers Road
  Oakbrook Terrace, Illinois 06181

Paul E. Blondin........................................            7,812(6)                   *
  50 Battery Street
  Boston, Massachusetts 02109

Enrico Ballezzi........................................           73,128(11)                  *
  c/o Ballezzi and Associates
  2223 Brunswick Pike
  Lawrenceville, New Jersey 08648

All directors and executive officers as a group (11
  persons).............................................        7,571,131(12)               35.9%

------------------------

*   Represents less than 1% of the outstanding common stock.

(1) As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). A person is deemed as of any date to have beneficial ownership of any security that such person has the right to acquire within 60 days after such date. Percentage ownership is based upon 20,347,696 shares of common stock outstanding as of March 8, 2000.

(2) Includes 710,976 shares of common stock owned by four trusts for which Mr. Baiada or his wife act as trustees and 12,321 shares of common stock issuable upon exercise of currently exercisable stock options.

(3) Includes 50,644 shares of common stock underlying warrants. General Electric Capital Corporation is a subsidiary of the General Electric Company. The directors of General Electric Company are James I. Cash, Jr., Silas S. Cathcart, Dennis D. Dammerman, Paolo Fresco, Claudio X. Gonzalez, Andrea Jung, Kenneth G. Langone, Gertrude G. Michelson, Eugene F. Murphy, Sam Nunn, John D. Opie, Roger S. Penske, Frank H. T. Rhodes, Andrew C. Sigler, Douglas
    A. Warner, III, and John F. Welch, Jr.

(4) The directors and managing directors of Patricof & Co. Ventures, Inc. are Alan Patricof--Director, Co--Chairman, Patricia Cloherty--Director, Co-Chairman, Ronald Cohen--Director, Maurice Tchenio--Director, Robert Chefitz--Managing Director, Salem Shuchman--Managing Director, David Landau--Managing Director, Thomas Hirschfeld--Managing Director, George Jenkins--Managing Director, Greg Case--Managing Director, Paul Vais--Managing Director, George Phipps--Managing Director, and Janet Effland--Managing Director. The share amount is comprised of:

    (A) 1,376,528 shares of common stock held by The P/A Fund, L.P.; Fostin Capital Partners II, L.P. and APA Pennsylvania Partners II, L.P. (a Patricof affiliate) are the general partners of The P/ A Fund, L.P. The address of the P/A Fund, L.P. is 455 South Gulph Road, Suite 410, King of Prussia, PA 19406.

    (B) 2,632,540 shares of common stock held by APA Excelsior IV, L.P.; Patricof & Co. Managers, Inc. is the general partner of APA Excelsior IV Partners, which is the general partner of APA Excelsior IV, L.P. The address of APA Excelsior IV, L.P. is 445 Park Avenue, New York, NY 10022.

    (C) 464,567 shares of common stock held by APA Excelsior IV/Offshore, L.P.; Patricof & Co. Managers, Inc. is the general partner of APA Excelsior IV Partners, which is the general partner of APA Excelsior IV/Offshore, L.P. The address of APA Excelsior IV/Offshore, L.P. is c/o Patricof & Co. Ventures, Inc. 445 Park Avenue, New York, NY 10022.

    (D) 50,361 shares of common stock held by Patricof Private Investment Club, L.P.; Patricof & Co. Managers, Inc. is the general partner of APA Excelsior IV Partners, which is the general partner of Patricof Private Investment Club, L.P. The address of Patricof Private Investment Club, L.P. is 445 Park Avenue, New York, NY 10022.

(5) Fostin Capital Partners II, L.P. is a general partner of The P/A Fund, L.P. William C. Hulley and Joel P. Adams are general partners of Fostin Capital Partners II, L.P.

(6) Represents the total number of shares of common stock issuable upon exercise of stock options which are currently exercisable and which are exercisable within 60 days after March 8, 2000.

(7) Includes 47,696 shares of common stock issuable upon exercise of stock options which are currently exercisable and which are exercisable within 60 days after March 8, 2000.

(8) Includes 84,815 shares of common stock issuable upon exercise of stock options which are currently exercisable.

(9) Includes 4,687 shares of common stock issuable upon exercise of stock options which are currently exercisable. Mr. Case is a Vice President of Patricof & Co. Managers, Inc., the general partner of each of APA Excelsior IV, L.P., APA Excelsior IV/Offshore, L.P. and Patricof Private Investment Club, L.P. Mr. Case is a Managing Director of Patricof & Co.
    Ventures, Inc., the investment advisor of APA Excelsior IV/Offshore, L.P. Mr. Case is a general partner of APA Pennsylvania Partners II, L.P., a general partner of The P/A Fund, L.P. Mr. Case shares voting and investment powers with respect to the shares owned by these funds.

(10) Includes 3,906 shares of common stock issuable upon exercise of currently exercisable stock options. Mr. Hulley is a general partner of Fostin Capital Partners II, L.P., which is a general partner of The P/A Fund, L.P. Mr. Hulley shares voting and investment powers with respect to the shares owned by The P/A Fund, L.P.

(11) Includes 72,378 shares of common stock issuable upon exercise of currently exercisable stock options.

(12) Includes 729,484 shares of common stock issuable upon the exercise of stock options which are currently exercisable and which are exercisable within 60 days after March 8, 2000.

                         ELECTION OF CLASS I DIRECTORS

    Our board of directors is classified into three classes with two directors in each class. Each class serves for three years. Each year only one class of directors is subject to a stockholder vote. Our certificate of incorporation provides that our two Class I nominees stand for election at this Annual Meeting. The members of Class I are P. Kevin Kilroy and Paul E. Blondin. P. Melan Baiada and Gregory M. Case are Class II directors and their terms expire in 2001 and Andrew J. Filipowski and William C. Hulley are Class III directors and their terms expire in 2002.

    Our Class I nominees are P. Kevin Kilroy and Paul E. Blondin. Such nominees, if elected, will hold office until the annual meeting in 2004 and until their successors have been elected and qualified. The affirmative vote of a plurality of the shares of common stock present or represented at the Annual Meeting and entitled to vote is required for the election of the Class I directors. Unless otherwise instructed, the persons named in the accompanying proxy will vote "FOR" the election of P. Kevin Kilroy and Paul E. Blondin as Class I directors. The following sets forth certain biographical information for each of the nominees and the other directors.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS:

    P. Kevin Kilroy, age 46, has served as our President since January 5, 1999. From March 1998 to January 4, 1999, Mr. Kilroy served as our Senior Vice President, Worldwide Sales. Before joining Bluestone, Mr. Kilroy served as the Senior Vice President of Worldwide Distribution for Seer Technologies, Inc., an application development software company, from March 1996 to March 1998. From April 1993 to October 1995, Mr. Kilroy served as President of Mantech Systems Corporation and Mantech Solutions Corporation and Vice President of Mantech International Corporation. Mr. Kilroy has been a director of the Company since January 1999.

    Paul E. Blondin, age 49, has served as a director of Bluestone since June 1999. Mr. Blondin has been the President and Chief Executive Officer of IP Highway since February 1999. From January 1998 until February 1999, Mr. Blondin was President and Chief Executive Officer of Netect, Ltd., an Israeli Company. Prior to those positions, he served as Chairman of the Board of Open Development Corporation until October 1997. From March 1993 until May 1997, Mr. Blondin served as the Vice President, Finance and Administration, Chief Financial Officer and Treasurer of Cascade Communications.

OTHER DIRECTORS WHOSE TERM WILL CONTINUE AFTER THE ANNUAL MEETING:

    Mel Baiada, age 41, has served as our Chairman of the Board of Directors since our incorporation. From April 1997 to January 1999, Mr. Baiada served as our President and Chief Executive Officer. From April 1989 to April 1997, Mr. Baiada served as the President and Chief Executive Officer of Bluestone Consulting Inc., a New Jersey corporation and our predecessor. Mr. Baiada also serves as the President and a director of Bluestone Consulting, Inc., a Delaware corporation, spun off from us in April 1997.

    Gregory M. Case, age 37, has served as a director of Bluestone since April 1997. Mr. Case has been a Managing Director of Patricof & Co. Ventures, Inc. since May 1995 and a Vice President of Patricof & Co. Managers, Inc. since May 1996. From January 1994 through May 1995, Mr. Case served as a Vice President of Patricof & Co. Ventures, Inc.

    William C. Hulley, age 41, has served as a director of Bluestone since April 1997. Mr. Hulley co-founded Adams Capital Management, Inc. in 1994 and is a Vice President and General Partner. Adams Capital Management, Inc. is a Managing Partner of several venture capital partnerships, including Adams Capital Management, L.P. and the P/A Fund. From 1989 through December 1994, Mr. Hulley was employed by Fostin Capital Corp and has been a General Partner of Fostin Capital Partners II, L.P. since 1993. Mr. Hulley is a director of On Technology Corporation, a publicly traded company.

    Andrew J. Filipowski, age 49, has served as director of Bluestone since June 1999. Mr. Filipowski is currently the Chief Executive Officer of Divine Interventures, Inc. Mr. Filipowski was the co-founder, Chairman of the Board, President and Chief Executive Officer of Platinum technology, inc. since its formation in April 1987 until its sale to Computer Associates in May 1999. Mr. Filipowski is a director of System Software Associates, Inc., Blue Rhino and Platinum Entertainment, Inc., all publicly traded companies.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The board of directors held 14 meetings in 1999. Each of the directors currently on the board attended at least 75% of the total number of meetings of the board of directors and of the committees of which he was a member which were held during the period he was a director or committee member.

BOARD COMMITTEES

    The Audit Committee consists of Mel Baiada, Paul E. Blondin and Gregory M. Case. The Audit Committee makes recommendations to the board of directors regarding the selection of independent public accountants, reviews the results and scope of the audit and other services provided by our independent public accountants and reviews and evaluates our control functions. The Audit Committee met one time in 1999.

    The Compensation Committee consists of Paul E. Blondin, William C. Hulley and Gregory M. Case. The Compensation Committee administers the issuance of stock options under our stock option plan, makes recommendations regarding various incentive compensation and benefit plans and determines salaries for the executive officers and incentive compensation for our employees and consultants. The Compensation Committee met four times in 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to our initial public offering, our Compensation Committee consisted of Andrew J. Filipowski, William C. Hulley and P. Kevin Kilroy. We entered into a consulting agreement with Mr. Filipowski in May 1999 under which Mr. Filipowski provides strategic and general business consulting services to us from that date until May 2001. In consideration of these consulting services, we granted Mr. Filipowski a fully vested option to purchase 21,875 shares of our common stock at an exercise price of $4.13 per share. We recorded general and administrative expenses of $165,784 in 1999 in connection with this option.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors to file initial reports of ownership and reports of change of ownership with the Securities and Exchange Commission. Executive officers and directors are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of such forms furnished to the Company and other information gathered by the Company, the Company believes that during the preceding year the executive officers and directors then subject to Section 16(a) complied with all Section 16(a) filing requirements, except as follows:

    All of our executive officers and directors except Mel Baiada failed to file a Form 4 with respect to option grants made on September 30, 1999. Additionally, John Capobianco, our Senior Vice President and Chief Marketing Officer failed to file a Form 4 with respect to option exercises on November 8, 1999.

DIRECTORS' COMPENSATION

    On June 10, 1999, the board of directors adopted the Directors' Compensation Plan and reserved 156,250 shares of common stock to be used in connection with the plan. The plan provides that non-employee directors will receive options at the intervals and for the number of shares of common stock as follows:

    - 6,250 shares upon the initial election to the board of directors;

    - 3,125 shares upon the anniversary date each year after their election, provided there is continuous service;

    - 781 shares upon appointment to serve on the Compensation, Audit or other duly constituted committee of the board of directors, plus an additional 781 shares on each anniversary date of their appointment, provided there is continuous service on the committee; and

    - 3,125 shares upon appointment to serve as the chairperson of the board of directors.

    The options are fully vested upon issuance. In addition to these option grants, non-employee directors shall be entitled to compensation as follows:

    - $4,000 for in-person board of directors meetings, of which four are anticipated each year;

    - $1,000 for telephone board of directors meetings, of which six are anticipated each year; and

    - $500 for Audit and Compensation Committee meetings, if held independently of an in-person board meeting.

    In addition, reasonable travel and related expenses shall be paid to non-employee directors for attending board of director meetings or while on Bluestone approved business.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below summarizes the compensation paid to or earned by Bluestone's Chief Executive Officer and other executive officers whose salary and bonus for services rendered in all capacities to Bluestone for the fiscal year ended December 31, 1999 exceeded $100,000. We will use the term "named executive officers" to refer collectively to these individuals in this proxy statement.

    Other annual compensation represents commissions paid to Mr. Kilroy and Mr. Krivickas. Other annual compensation for Mr. Huke represents amounts paid for relocation expenses during 1999. Other annual compensation for Mr. Ballezzi represents amounts paid for severance during 1999. All other compensation in 1999 includes amounts paid by us with respect to life insurance premiums for the benefit of the named executive officers and our contributions to the 401(k) accounts of these officers as follows:

    - Mr. Kilroy, $285 in 401(k) contributions;

    - Mr. Bickel, $600 in 401(k) contributions and $186 for life insurance premiums;

    - Mr. Capobianco, $228 for life insurance premiums;

    - Mr. Huke, $600 in 401(k) contributions and $160 for life insurance premiums;

    - Mr. Krivickas, $600 in 401(k) contributions and $100 for life insurance premiums; and

    - Mr. Ballezzi, $600 in 401(k) contributions.

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                    ANNUAL COMPENSATION                   AWARDS
                                       ---------------------------------------------   ------------
                                                                           OTHER        SECURITIES
                                                                           ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR      SALARY     BONUS     COMPENSATION   OPTIONS (#)    COMPENSATION
---------------------------            --------   --------   --------   ------------   ------------   ------------
P. Kevin Kilroy......................  1999       $225,095   $66,925      $153,983        848,561         $285
  President and Chief                  1998        148,077     9,140        83,509        146,257          260
  Executive Officer (1)

Robert W. Bickel.....................  1999        178,919    78,825            --        103,292          786
  Senior Vice President and            1998        155,330    19,554            --         56,778          796
  Executive Technology Officer

John H. Capobianco...................  1999        219,231   154,506            --        127,973          228
  Senior Vice President and            1998        170,077    74,294            --        142,716          218
  Chief Marketing Officer

S. Craig Huke........................  1999        111,450    59,750        65,500         92,571          760
  Senior Vice President and            1998             --        --            --             --           --
  Chief Financial Officer (2)

Joseph K. Krivickas..................  1999        113,750    95,627       108,656        192,986          700
  Senior Vice President,               1998             --        --            --             --           --
  Worldwide Sales (3)

Enrico J. Ballezzi...................  1999        114,600    22,176        42,000         28,502          600
  Chief Financial Officer (4)          1998        123,557    19,992            --         40,108          600

------------------------

(1) During 1998, Mr. Kiloy served as our Senior Vice President, Worldwide Sales. He became President in January 1999.

(2) Mr. Huke became Senior Vice President and Chief Financial Officer on April 15, 1999.

(3) Mr. Krivickas became Senior Vice President, Worldwide Sales on May 10, 1999.

(4) Mr. Ballezzi served as our Chief Financial Officer until April 15, 1999. Mr. Ballezzi resigned from his employment with us effective September 30, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes the options granted to each of our named executive officers during the fiscal year ended December 31, 1999. The potential realizable value set forth below is calculated based on the term of the option at the time of the grants (10 years). The assumed stock price appreciation rates used to determine the potential realizable value are prescribed by the Securities and Exchange Commission rules for illustrative purposes only and are not intended to forecast or predict future stock prices. This table does not take into account actual appreciation in the price of the common stock to date.

                                                   INDIVIDUAL GRANTS
                                 -----------------------------------------------------   POTENTIAL RELIZABLE VALUE
                                                  PERCENT OF                              AT ASSUMED ANNUAL RATES
                                 NUMBER OF OUR   TOTAL OPTIONS                                OF STOCK PRICE
                                    SHARES        GRANTED TO                               APPRECIATION FOR TERM
                                  UNDERLYING     OUR EMPLOYEES   EXERCISE                       (10 YEARS)
                                    OPTIONS        IN FISCAL      PRICE     EXPIRATION   -------------------------
                                    GRANTED          YEAR        $/SHARE       DATE          5%            10%
                                 -------------   -------------   --------   ----------   -----------   -----------
P. Kevin Kilroy................     291,244            16%        $ 3.07      1/25/09    $  562,307    $1,424,996
                                     21,055             1           8.70      3/31/09       115,200       291,939
                                    428,418            23           8.70      4/24/09     2,344,039     5,940,255
                                     20,344             1           9.92      6/30/09       126,919       321,637
                                     21,875             1          23.13      9/30/09       318,132       806,210
                                     21,875             1         115.00     12/31/09     1,582,063     4,009,258

Robert W. Bickel...............      60,123             3           3.07      1/25/09       116,080       294,169
                                      6,820             *           8.70      3/31/09        37,315        94,563
                                      6,857             *           9.92      6/30/09        42,778       108,409
                                      7,373             *          23.13      9/30/09       107,227       271,734
                                      7,373             *         115.00     12/31/09       533,237     1,351,326

John H. Capobianco.............      81,691             4           3.07      1/25/09       157,721       399,697
                                      7,560             *           8.70      3/31/09        41,364       104,824
                                      7,305             *           9.92      6/30/09        45,573       115,492
                                      7,854             *          23.13      9/30/09       114,222       289,461
                                      7,854             *         115.00     12/31/09       568,024     1,439,484

S. Craig Huke..................      76,500             4           3.07      4/15/09       147,699       374,298
                                      5,358             *           9.92      6/30/09        33,427        84,710
                                      5,358             *          23.13      9/30/09        77,922       197,471
                                      2,678             *         115.00     12/31/09       193,681       490,825

Joseph K. Krivickas............     156,251             8           3.07      5/10/09       301,675       764,503
                                      8,168             *           9.92      6/30/09        50,957       129,135
                                      8,168             *          23.13      9/30/09       118,789       301,034
                                      8,168             *         115.00     12/31/09       590,733     1,497,034

Enrico Ballezzi................      28,502             2           3.07      1/25/09        55,029       139,454

------------------------

*   Represents amounts less than 1%

    The exercise price of Mr. Huke's option grant on April 15, 1999 and Mr. Krivickas' option grant on May 10, 1999 was below the fair market value of our common stock on those dates. The value of those options on their respective grant dates was $430,695 for Mr. Huke and $879,693 for Mr. Krivickas.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table presents information with respect to stock options owned by the named executive officers at December 31, 1999 and with respect to stock options exercised by the named executive officers during the fiscal year ended December 31, 1999.

    The values of unexercised options set forth below have been calculated on the basis of the closing price of $115.00 on the Nasdaq National Market on December 31, 1999, less the applicable exercise price per share multiplied by the number of shares underlying these options.

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                   SHARES                         OPTIONS AT               IN THE MONEY OPTIONS
                                  ACQUIRED                     DECEMBER 31, 1999           AT DECEMBER 31, 1999
                                     ON        VALUE      ---------------------------   ---------------------------
NAME                              EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                              --------   ----------   -----------   -------------   -----------   -------------
P. Kevin Kilroy.................   70,000    $  848,069     231,626        649,444      $22,177,725    $70,922,175

Robert W. Bickel................       --            --     186,411         52,665       19,864,814      5,914,247

John H. Capobianco..............   38,899     1,553,240      47,774        168,307        4,218,092     18,896,962

S. Craig Huke...................       --            --      13,394         76,500        1,055,258      8,562,645

Joseph K. Krivickas.............       --            --      24,504        156,251        1,608,688     17,489,174

Enrico Ballezzi.................   15,000       547,735      72,378             --        8,123,965             --

EMPLOYMENT AGREEMENTS

    We entered into an employment agreement with Robert W. Bickel in April 1997 which may be terminated by us or Mr. Bickel at any time, with or without cause. Under this agreement, in 1999 we paid Mr. Bickel a base salary of $178,919 and a bonus of $78,825. Future increases to these amounts are at the discretion of our board of directors. This employment agreement calls for the payment of customary fringe benefits. Under this employment agreement, Mr. Bickel has agreed not to compete against us for a period of one year after the termination of his employment. In addition, as part of this employment agreement, we granted to Mr. Bickel an option to purchase 93,750 shares of common stock at an exercise price of $2.24 per share, the fair market value of the common stock on the date of grant. The option vests in 16 equal installments on a quarterly basis over a four-year period from the date of grant.

SEVERANCE AGREEMENTS

    Messrs. Kilroy, Bickel, Capobianco and Ballezzi are parties to separate severance agreements with us which call for the following payments and benefits to be received upon the termination of their employment other than for cause:

    - 12 months of salary and benefits plus an additional month of salary and benefits for each year of service;

    - accrued vacation;

    - 6 months of outplacement services up to $12,000; and

    - 50% vesting on all outstanding unvested options and the extension of the exercise period on all vested options to five years.

    Messrs. Huke and Krivickas have similar severance agreements except that they will receive 6, rather than 12, months of salary and benefits, plus an additional month of salary and benefits for each year of service. Mr. Ballezzi's employment with us terminated on September 30, 1999. During 1999, we recorded $231,650 in general and administrative expense associated with his severance agreement.

EMPLOYEE CONFIDENTIALITY AGREEMENTS

    We enter into agreements with all of our employees containing provisions regarding confidentiality and assignment of inventions.

EXECUTIVE BONUS POOL

    Our board of directors established an executive bonus pool of 384,794 shares of common stock under options issuable to our chairman, executive officers and certain other officers under our stock option plan in 1999. Grants of immediately vested options under the bonus pool were contingent upon our meeting predetermined revenue and profit goals on a quarterly and annual basis in 1999. The following table sets forth the total amount of shares that each of our chairman and executive officers received under the bonus pool:

P. Kevin Kilroy.............................................  128,899
Robert W. Bickel............................................   43,169
John H. Capobianco..........................................   46,282
S. Craig Huke...............................................   16,071
Joseph K. Krivickas.........................................   36,735
Mel Baiada..................................................   12,321

    We met our quarterly revenue and profit goals in each of our four quarters of 1999. Accordingly, options to purchase 52,657 shares of common stock were granted at March 31, 1999, options to purchase 64,990 shares were granted at June 30, 1999, options to purchase 65,161 shares of common stock were granted at September 30, 1999 and options to purchase 61,886 shares of common stock were granted at December 31, 1999. On January 7, 2000, options to purchase 111,777 shares of common stock were granted related to the achievement of annual goals.

STOCK OPTION PLAN

    On July 1, 1998, the board of directors adopted the Amended and Restated Bluestone Software, Inc. 1996 Incentive and Non-Qualified Stock Option Plan, which replaced all of our previous plans. Our option plan is administered by our board of directors or a committee of at least two persons appointed by the board of directors. The option plan permits the payment of the exercise price to be in the form of cash, check, cash less exercise and such other consideration and method of payment as the administrator of the plan may, from time to time determine.

    As of December 31, 1999, a total of 3,290,328 shares of common stock were authorized for issuance to directors, officers, employees and consultants selected by the administrator of the option plan. On January 31, 2000, we received the approval of our stockholders to increase our shares reserved under the option plan by 3,459,672 to 6,750,000.

    Until the option plan terminates, any unpurchased shares of common stock underlying all options that expire, are terminated or become unexercisable for any reason, are returned to the option plan and become available for future grants. The number of shares of common stock underlying an option, the total number of shares of common stock authorized under the option plan but for which no options have been granted, and the exercise price per share of the common stock underlying all outstanding options are proportionately adjusted for any increase or decrease in the number of outstanding shares of common stock resulting from stock splits, reverse stock splits, stock dividends, reclassifications and recapitalizations.

    The option plan provides for the grant of either incentive stock options or non-qualified stock options, except that consultants of Bluestone who are not also employees are not entitled to receive incentive stock options under the option plan. Exercise prices for incentive stock options may not be less than the fair market value per share of common stock on the date of grant, or 110% of the fair market value in the case of incentive stock options granted to any person who owns our stock possessing 10% or more of the total voting power of all of our capital stock. Exercise prices for non-qualified stock options may be less than the fair market value per share, but must be at least $0.01 per share. Prior to our initial public offering and the listing of our common stock on the Nasdaq National Market, the board of directors, at its discretion, determined the fair market value of a share of common stock. Unless otherwise specified by the terms of an option agreement, options granted under the option plan vest at a rate of 25% of the shares underlying the option per year during the consecutive 4 year period beginning on the date of grant and expire 10 years after the date of grant, or 5 years after the date of grant with respect to incentive stock options granted to any person who owns our stock possessing 10% or more of the total voting power of all of our capital stock.

    The number of shares of common stock covered by incentive stock options granted to any optionee is limited so that the total fair market value of stock, determined as of the date of grant, with respect to which incentive stock options are exercisable for the first time by such optionee in any calendar year does not exceed $100,000. Any options in excess of such limits would be treated as non-qualified stock options.

    In the event of a sale of Bluestone, as defined in the option plan, 50% of all options that have not vested as of the date of the sale become immediately vested and exercisable. All remaining options vest in accordance with the vesting schedule set forth in the applicable option agreement. In the event of a change in control of Bluestone, as defined in the option plan, the board of directors has the right, in its sole discretion, to accelerate the vesting of all options that have not vested as of the date of the change in control or establish an earlier date for the expiration of the exercise of an option or both. In addition, in the event of a change in control of Bluestone, the board of directors may, in its sole discretion, subject to and conditioned upon a sale of Bluestone, arrange for the successor entity to assume all of the rights and obligations under the option plan. Alternatively, the board of directors may, in its sole discretion, terminate the option plan and:

    - with respect to those options that are vested as of the date of the sale of Bluestone, pay an amount equal to the amount over which the fair market value of a share of common stock, exceeds the underlying exercise price for those options;

    - arrange for the exchange of all options for options to purchase common stock in the successor entity; or

    - distribute to each optionee other property in an amount equal to and in the same form as the optionee would have received from the successor entity if the optionee had owned the shares of common stock underlying options that were vested as of the date of the sale of Bluestone rather than the option at the time of the sale of Bluestone. In this instance, the fair market value will be determined as of the termination date of the option plan. The form of payment or distribution to the optionee is to be determined by the board of directors, in its sole discretion.

401(K) PLAN

    We maintain a 401(k) Plan/Profit Sharing Plan. Under our 401(k) plan, a participant may contribute, subject to some limitations contained in the Internal Revenue Code, up to 15% of his or her compensation to the 401(k) plan. Employees who are at least 21 years old are eligible to participate.

    We may make discretionary matching contributions into participants' accounts of an annually determined percentage. This percentage is subject to a maximum of $1,000 per plan year. In addition, we may make additional annual discretionary profit sharing contributions to participants' accounts each year at the discretion of the board of the directors. Any profit sharing allocations made are allocated in the ratio that a participant's total eligible compensation bears to the total eligible compensation of all eligible participants for the applicable 401(k) plan year. To be eligible for a discretionary profit sharing contribution, a participant must be employed with Bluestone on the last day of the applicable 401(k) plan year and must have completed at least 500 hours of service for Bluestone during that year.

    The portion of a participant's account attributable to his or her own contributions is 100% vested. The portion of the account attributable to our contributions vests as to 25% of these contributions each year over 4 years. Distributions from the 401(k) plan may be made in the form of installment distributions or lump-sum cash payments.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
  OFFICERS

    As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director's breach of fiduciary duty other than liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director derived an improper personal benefit.

    In addition, our bylaws provide that we shall indemnify all of our directors, officers, employees and agents for acts performed on our behalf.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board (the "Compensation Committee"), subject generally to the approval of the Board, determines the compensation of the Company's executive officers and oversees the administration of executive compensation programs.

EXECUTIVE COMPENSATION POLICIES AND PROGRAMS

    The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns by achieving aggressive goals. The programs link each executive's compensation directly to performance. A significant portion of each executive's compensation is dependent upon the appreciation of the common stock and meeting financial goals and other individual performance objectives.

    There are three basic components to this "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation (primarily stock options). Each component is evaluated in the context of competitive conditions. In determining competitive compensation levels, the Company considers information from several sources, including compensation for comparably sized companies and companies in a similar stage of development. Since the Company's market for executive talent extends beyond the Company's industry, the Compensation Committee considers data for companies in other industries.

    BASE SALARY. The Compensation Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent the objectives outlined above, the Compensation Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

    The measures of individual performance considered in setting fiscal year 1999 salaries included, to the extent applicable to an individual executive officer, a number of quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income or loss, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Compensation Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

    ANNUAL AND QUATERLY INCENTIVE BONUS. In 1999, award levels, like the base salary levels, were set with reference to competitive conditions and are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of aggressive goals. The actual amounts paid were determined by performance based on two factors: the Company's financial performance, measured generally against objectives established for net income
(loss) and revenue growth; and the individual executive's performance against other specific management objectives, such as business unit or function goals, building operational systems and developing organizational capability. Financial and management objectives were generally given equal weight in determining bonus payments. The types and relative importance of specific financial and other business objectives varied among the Company's executives depending on their positions and the particular operations or functions for which they were responsible. Pursuant to such annual and quarterly incentive bonus policy, for fiscal 1999 each of Messrs. Bickel, Capobianco, Huke and Krivickas were awarded bonuses of $78,825, $154,506, $59,750 and $95,627, respectively.

    In 1999, the board of directors also established an executive bonus pool of 384,794 shares of common stock underlying options issuable to its executive and other officers under the Company's option plan. Grants of awards under the bonus pool were contingent upon the Company meeting predetermined revenue and profit goals on a quarterly and annual basis in 1999. The Company met such goals and the executives and other officers received grants of immediately vested options from the pool.

    STOCK OPTION GRANTS. Stock options may be granted to executive officers and other employees under the Company's 1996 Incentive and Non-Qualified Stock Option Plan. Because of the direct relationship between the value of an option and the stock price, the Compensation Committee believes that options motivate executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on the Company's long-term performance which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, initial stock options generally vest and become fully exercisable over a four-year period. The principal factors considered in granting stock options to executive officers of the Company are prior performance, level of responsibility, other compensation and the executive officer's ability to influence the Company's long-term growth and profitability. However, the option plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

    OTHER COMPENSATION PLANS. The Company has adopted certain general employee benefit plans, including a 401(k) profit sharing plan, in which executive officers are permitted to participate on parity with other employees.

    POLICY WITH RESPECT TO INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder place a limit of

$1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's most highly compensated officers. Section 162(m) does not, however, disallow a deduction for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. The Company intends, to the extent practicable, to preserve the deductibility under the Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment. The Company believes that compensation paid under the Company's 1996 Incentive and Non-Qualified Stock Option Plan is generally deductible.

ANNUAL REVIEWS

    It is anticipated that each year, the Compensation Committee will review the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Compensation Committee will determine what changes, if any, are appropriate in the compensation programs. In conducting these annual reviews, the Compensation Committee will consider information provided by the Company's Chief Executive Officer and may use surveys and reports prepared by independent compensation consultants. The Compensation Committee will also periodically review the levels of ownership in shares and share-equivalents of the Common Stock for executive officers to assure that they maintain ownership positions that properly motivate performance.

    The Compensation Committee will annually review, with the Company's Chief Executive Officer, the individual performance of the other executive officers and the Chief Executive Officer's recommendations with respect to the appropriate compensation awards. Subject to the authorization of the Board, the Compensation Committee determines the amount of salary and quarterly and annual bonuses, and makes recommendations for board approval of the number of long-term, equity-based awards for each executive officer. The Compensation Committee also reviews with the Chief Executive Officer the financial and other objectives for the senior executives and other officers for the upcoming year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The compensation of the President and Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Kilroy's base salary for the fiscal year ended December 31, 1999 was $225,000. Mr. Kilroy's base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size in Bluestone's industry. Mr. Kilroy's base salary was at the approximate median of the base salary range for Presidents/Chief Executive Officers of comparable companies. Mr. Kilroy received 848,561 stock options and a $66,925 bonus for the fiscal year ended December 31, 1999.

Members of the Compensation Committee:

Paul E. Blondin
Gregory M. Case
William C. Hulley

                            STOCK PERFORMANCE CHART

    The following chart compares the total stockholder return on our common stock during the period beginning September 24, 1999 (the date of our initial public offering) and ending December 31, 1999 with the total return on the Nasdaq Stock Market (U.S.) Index and the H & Q Technology Index. The comparison assumes $100 was invested on September 24, 1999 in our common stock and in each of the foregoing indices and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS
                              9/24/99    9/99   10/99   11/99   12/99
BLUESTONE SOFTWARE, INC.          100  154.17  245.83     420  766.67
NASDAQ STOCK MARKET (U.S.)        100  100.27  107.56  119.03  144.71
HAMBRECHT & QUIST TECHNOLOGY      100  100.56  111.11  129.89  164.59

                              CERTAIN TRANSACTIONS

SPIN-OFF OF CONSULTING BUSINESS

    In April 1997, we had two operating businesses, the software products business and the professional consulting services business. At that time and after our reincorporation from a New Jersey corporation into a Delaware corporation, all of our issued and outstanding common stock was owned by Mel Baiada. In order to enable investors to provide capital in connection with the software products business, we separated the consulting business and the products business by spinning off the consulting business to Mel Baiada.

    To accomplish the spin-off, we created Bluestone Consulting, Inc. in Delaware and entered into a contribution and distribution agreement dated April 17, 1997 with Bluestone Consulting, Inc. Under the contribution and distribution agreement, we contributed to Bluestone Consulting, Inc. those assets and liabilities that constituted the services business in exchange for all of the stock of Bluestone Consulting, Inc. We then distributed all of the stock of Bluestone Consulting, Inc. to Mel Baiada. At the time of the distribution, both Bluestone and Bluestone Consulting, Inc. were "S" corporations for federal income tax purposes.

    Our distribution of assets and liabilities was determined based upon our internal evaluations of the relative value of the constituent entities and discussions with third party investors that were proposing an investment in our preferred stock about the composition and value of the separate companies after the spin-off. We determined that the constituent entities were approximately equal in value. Accordingly, we distributed all non-cash assets and liabilities attributable to the services business to Bluestone Consulting, Inc. The remaining cash and equivalent assets were divided to equalize the asset distribution. As described below, the corporate debt outstanding prior to the spin-off was also allocated equally.

TRANSACTIONS IN CONNECTION WITH THE SPIN-OFF

    MARK BAIADA CONVERTIBLE SUBORDINATED NOTE

    To achieve an equal distribution of debt between us and Bluestone Consulting, Inc. in connection with the spin-off, we agreed to assume one-half of the $1.0 million principal amount of a convertible note payable by Bluestone Consulting, the former New Jersey corporation, to Mark Baiada, formerly a director of ours and the brother of Mel Baiada. Bluestone Consulting, Inc. assumed the liability for the other one-half of the note. At the time we borrowed the $1.0 million, the proceeds were used for general working capital purposes. We effected this assumption by issuing an amended and restated convertible subordinated note dated April 17, 1997 to Mark Baiada in the principal amount of $500,000, bearing interest at a rate of 10% per annum, compounded annually. On September 15, 1999 Mr. Baiada converted the note into 218,750 shares of our common stock.

    PROMISSORY NOTE TO BLUESTONE CONSULTING, INC.

    To achieve an equal distribution of debt between Bluestone Consulting, Inc. and us as part of the spin-off, we issued a subordinated promissory note dated April 17, 1997 to Bluestone Consulting, Inc. in the principal amount of $500,000 that bears interest at a rate of 10% per annum. We were required to make interest payments in arrears on each anniversary date of the note until paid in full. The principal amount of the note was payable in full on December 31, 2005. In November 1999, we prepaid the note in full without penalty or premium.

    SERVICE MARK LICENSE AGREEMENT

    As part of the spin-off, we entered into a service mark license agreement dated April 17, 1997 with Bluestone Consulting, Inc. Under this license agreement, we granted Bluestone Consulting, Inc. a non-exclusive, perpetual, worldwide royalty-free license to use some of our registered and unregistered trademarks in connection with any services performed by Bluestone
Consulting, Inc. We have the right to terminate the license agreement upon:

    - certain events of default by Bluestone Consulting, Inc.; or

    - a change in control of Bluestone Consulting, Inc., subject to Bluestone Consulting, Inc.'s right to continue the license agreement for a period of not more than 1 year from the date of the change in control.

    ISSUANCE OF SERIES A PREFERRED STOCK AND STOCK REPURCHASE AGREEMENT

    On the day immediately after the date of the spin-off, and pursuant to a stock purchase agreement dated April 18, 1997, we issued 5,526,316 shares of Series A preferred stock for a total cash purchase price of $5.25 million or $0.95 per share, including 263,158 shares of Series A preferred stock to Mel Baiada and 5,263,158 shares of Series A preferred stock to the entities affiliated with Patricof & Co. Ventures, Inc. and Fostin Capital Partners II, L.P. Prior to conversion of their shares of Series A preferred stock into shares of our common stock, as described below, holders of Series A preferred stock were entitled to receive annual dividends of $0.57 per share. Proceeds of the issuance of the Series A preferred stock were used for general working capital purposes. Each share of our Series A preferred stock was initially convertible into one share of our common stock, subject to some anti-dilution protections. As a result of a 1 for 3.2 reverse stock split of our outstanding shares of common stock effective immediately prior to our initial public offering, each share of our Series A preferred stock was convertible into 0.3125 shares of our common stock. All of the outstanding shares of our Series A preferred stock and all accrued dividends were converted into shares of our common stock immediately upon the completion of our initial public offering in September 1999.

    We entered into a stock repurchase agreement dated April 18, 1997 with Mel Baiada as an incentive for Mr. Baiada to remain with us and devote his full-time and efforts to us. To this end, we also entered into an employment agreement with Mr. Baiada which is more fully described below under the heading "Baiada Agreement." Under the repurchase agreement, 421,875 shares of the 2,812,500 shares of common stock then held by Mr. Baiada were designated as "contingent shares" which were subject to repurchase at our option if Mr. Baiada ceased to be employed by us at a purchase price equal to the fair market value as determined by our board of directors. At the beginning of each calendar quarter, beginning with the third calendar quarter of 1997 and until the second calendar quarter of 2001, 26,367 of the contingent shares were to be reclassified as "vested shares," reducing the total number of "contingent shares" by 26,367 at the beginning of each calendar quarter. Because Mr. Baiada's employment agreement was not renewed on July 1, 1999, all outstanding contingent shares automatically became vested shares.

    TAX ALLOCATION AND INDEMNITY AGREEMENT

    As a result of the spin-off, we, Bluestone Consulting, Inc. and Mel Baiada needed to decide how our taxes, and the taxes of Bluestone Consulting, Inc. would be determined for the year of the spin-off, and how we would deal with any adjustment to taxes to us and Mel Baiada that resulted after the spin-off because of a tax audit. These matters are addressed in the tax allocation and indemnity agreement dated April 18, 1997. The agreement provides that:

    - with respect to federal income taxes, we closed our books as of the day before the issuance of the preferred stock, so that the income and expenses earned in the year of the spin-off, before the issuance of the preferred stock, were not included in our corporate income tax return for the year of the spin-off. They were included in our final federal income tax return for the period that we had elected to be an S corporation for federal income tax purposes, and flowed through to the tax return of Mel Baiada;

    - with respect to state income taxes and taxes that were not imposed on income, such as property taxes, we allocated them between us and Bluestone Consulting, Inc. based on the reasonable determination of the boards of directors Bluestone Consulting, Inc. and us;

    - if we undergo a tax audit that results in us increasing our tax liability for the period after the spin-off, Mr. Baiada will reimburse us for the additional tax cost, if there is a corresponding reduction in income in an open tax return in a year when we were an S corporation, and he realizes a tax benefit because of the decrease in income in the S corporation year;

    - if we undergo a tax audit that results in an increase in our income while we were an S corporation, and also results in a decrease in our income for a period after the spin-off, we will reimburse Mr. Baiada any additional tax cost he incurs because of the increase in the income in the S corporation return; and

    - if our election to be treated as an S corporation is deemed invalid or terminated for a reason other than the issuance of the preferred stock, Mr. Baiada will reimburse us for any tax costs that we incur, to the extent he receives a tax benefit from the change in our status, and if Mr. Baiada has additional tax liability imposed on him because of the termination, we will indemnify him for the costs.

    There have been no claims made under the agreement, by either party, for reimbursement.

    RESELLER AGREEMENT WITH BLUESTONE CONSULTING, INC.

    We are a party to a reseller agreement with Bluestone Consulting, Inc., dated January 1, 1998. Under the reseller agreement, Bluestone Consulting, Inc. is a non-exclusive reseller of our products in the United States and Canada. Bluestone Consulting, Inc. may purchase products from us at our then current list prices less our standard quantity discounts. The material terms and conditions contained in the reseller agreement are similar to those contained in our standard reseller agreement.

    SUBLEASE AGREEMENT WITH BLUESTONE CONSULTING, INC.

    As part of the spin-off, we entered into a sublease agreement with Bluestone Consulting, Inc., effective as of April 30, 1997. Bluestone Consulting, Inc. subleases approximately 7,780 square feet of our Mount Laurel facility. Bluestone Consulting, Inc. pays us an annual base rent of $94,000, which is paid in equal monthly installments in advance on the first day of every calendar month during the term of the Bluestone Consulting, Inc. sublease. The rental charges to Bluestone Consulting, Inc. were determined on a pro-rata square footage basis at the same rate and under the same terms that we have with our landlord. Bluestone Consulting, Inc. also pays us 19% of all taxes, common area costs, utility costs and other services paid for by us under our lease. The Bluestone Consulting, Inc. sublease expires when our lease expires or is terminated for any reason, including our default under our lease. We are in negotiations with Bluestone Consulting, Inc. to increase the amount of space subleased by them.

ISSUANCE OF SERIES B PREFERRED STOCK

    Pursuant to a stock purchase agreement dated April 22, 1998, we issued 8,782,695 shares of Series B preferred stock for a total purchase price of $11.4 million or $1.296 per share, including 3,858,025 shares of Series B preferred stock to General Electric Capital Corporation and 4,924,670 shares of Series B preferred stock to the entities affiliated with Patricof & Co. Ventures, Inc. and Fostin Capital Partners II, L.P. Prior to the conversion of their shares of preferred stock into shares of our common stock, as described below, holders of Series B prefereed stock were entitled to annual dividends of $0.078 per share. The proceeds of the issuance of the Series B preferred stock were used for general working capital purposes. Each share of our Series B preferred stock was initially convertible into one share of our common stock. Under the terms of our Series B issuance, the conversion ratio changed as of December 31, 1998, so that each share of our Series B preferred stock became convertible into 2.09 shares of our common stock. As a result of our reverse stock split immediately prior to our initial public offering, each share of our Series B preferred stock was convertible into 0.6541 shares of our common stock. All of the outstanding shares of our Series B preferred stock and all accrued dividends were converted into shares of our common stock immediately upon the completion of our initial public offering in September 1999.

BRIDGE FINANCING

    On January 21, 1999, we entered into the Note and Warrant Purchase Agreement with substantially all of the holders of the Series B preferred stock. Under the Note and Warrant Purchase Agreement, the Series B preferred stockholders agreed to provide subordinated secured debt financing of up to $5.0 million for general working capital purposes. To the extent this financing was utilized, we would have been obligated to issue 10% convertible subordinated secured notes and warrants to purchase up to 504,032 shares of common stock at an exercise price equal to $1.98 per share to the Series B preferred stockholders. We were permitted to draw on the committed principal amount at any time until May 30, 1999.

    As of May 25, 1999, we had drawn down approximately $1.35 million of the $5.0 million available to fulfill general working capital needs and issued warrants to purchase 137,608 shares of common stock to the Series B preferred stockholders. This outstanding $1.35 million debt was converted into Series C preferred stock as part of our issuance of 9,191,176 shares of Series C preferred stock at $2.72 per share on May 25, 1999. During December 1999, 84,859 shares of our common stock were issued to entities affiliated with Patricof & Co. Ventures, Inc. upon a cashless exercise of all of their outstanding warrants. Warrants to purchase 50,644 shares of our common stock were outstanding related to this bridge financing as of December 31, 1999.

    The issuance of the warrants to the Series B preferred stockholders triggered anti-dilution protection afforded to Silicon Valley Bank pursuant to an antidilution agreement between us and Silicon Valley Bank dated November 24, 1997, whereby the number of shares of common stock underlying a warrant issued to Silicon Valley Bank was readjusted from 8,224 to 9,766 shares of our common stock and the exercise price under the Silicon Valley Bank warrant was readjusted from $3.04 to $2.56 per share. During October 1999, 9,100 shares of our common stock were issued to Silicon Valley Bank upon the cashless exercise of this warrant.

ISSUANCE OF SERIES C PREFERRED STOCK

    Pursuant to a stock purchase agreement dated May 25, 1999, we issued 9,191,176 shares of Series C preferred stock for a total purchase price of $25.0 million or $2.72 per share, including 676,524 shares of Series C preferred stock to General Electric Capital Corporation and 1,161,709 shares of Series C preferred stock to the entities affiliated with Patricof & Co. Ventures, Inc. and Fostin Capital Partners II, L.P. Prior to the conversion of their shares of preferred stock into shares of our common stock, as described below, holders of Series C preferred Stock were entitled to annual dividends of $0.1632 per share. The proceeds of the issuance of the Series C preferred stock were used for general working capital purposes. Each share of our Series C preferred stock was initially convertible into one share of our common stock. As a result of our reverse stock split, immediately prior to our initial public offering each share of our Series C preferred stock was convertible into 0.3125 shares of our common stock. All of the outstanding shares of our Series C preferred stock and all accrued dividends were converted into shares of our common stock immediately upon the completion of our initial public offering in September 1999.

FOLLOW-ON PUBLIC OFFERING

    In February 2000 we and certain selling stockholders sold shares of common stock in a registered public offering. We sold 1,750,000 shares of common stock and the following selling stockholders sold the amount of shares indicated below:

SELLING STOCKHOLDERS                                           SHARES
--------------------                                          --------
P. Melan Baiada.............................................  371,922
General Electric Capital Corporation........................  364,606
Entities affiliated with Patricof & Co. Ventures, Inc.......  735,630
Fostin Capital Partners II, L.P.............................  223,787
P. Kevin Kilroy.............................................  205,000
Robert W. Bickel............................................   38,073
John H. Capobianco..........................................   34,769

    Gregory M. Case is on our board of directors and is an affiliate of Patricof & Co. Ventures, Inc. and Willian P. Hulley is on our board of directors and is an affiliate of Fostin Capital Partners II, L.P. Net proceeds to us and the selling stockholders were $83.82 per share after deducting underwriting discounts of $4.18 per share payable to the underwriters.

REGISTRATION RIGHTS

    Subject to the lock up agreements entered into between management, certain stockholders and the managing underwriter of our initial public offering and our follow-on public offering, under the second restated investors' rights agreement dated May 25, 1999 by and among us and our former preferred stockholders, such stockholders are entitled to certain rights with respect to the registration under the Securities Act for resale to the public of their common stock. The second restated investors' rights agreement permits the former preferred stockholders to require us on two occasions, whether or not we propose to register our common stock for sale, to register all or part of those stockholders' common stock so long as the securities that would be covered by the registration statement have an aggregate gross offering amount of at least $20.0 million. If any registration involves an underwritten offering, the former preferred stockholders that wish to participate in that offering must enter into customary agreements with us and the underwriter. The underwritten offering will be subject to certain limitations and restrictions that may be imposed by the underwriters, including the right of the underwriters to exclude a portion of the securities owned by the former preferred stockholders from the offering.

    The second restated investors' rights agreement also provides demand registration rights to the former preferred stockholders requiring us to register all or part of the registrable securities on Form S-3, provided, that, among other things:

    - Form S-3 is available to us and the former preferred stockholders for such offering;

    - the offering price of the securities to be registered by the former preferred stockholders, together with securities held by other persons entitled to participate in the registration, is at least $1.0 million in the aggregate, net of any underwriters' discounts or commissions; and

    - the board of directors determines that the registration would not be seriously detrimental to us and our stockholders at that time. In this event, the registration of these securities may be delayed for up to 60 days.

    Under the second restated investors' rights agreement, the former preferred stockholders have the right, subject to several exceptions and the lock up agreements, to have their registrable securities included in any registration statement filed by us. Each former preferred stockholder that wishes to participate in the offering must enter into a customary agreement with us and the underwriter, which may limit in whole or in part the inclusion of that preferred stockholder's registrable securities in the registration statement, as determined by the underwriters in their sole discretion.

    We are required to pay all expenses relating to any of these registrations other than underwriting discounts and commissions relating to shares sold by the preferred stockholders. The registration rights provided in the second restated investors' rights agreement extend for a period of five years following our initial public offering.

ADDITIONAL BLUESTONE CONSULTING, INC. TRANSACTIONS

    In December 1999, we licensed our Sapphire/Web software product to Bluestone Consulting, Inc. for their internal use. The license fee paid to us by Bluestone Consulting, Inc. was $350,000. Also in December 1999, we entered into a service agreement with Bluestone Consulting, Inc. whereby Bluestone Consulting, Inc. will provide us with two consultants to perform consulting services for our customers throughout 2000. We will pay Bluestone Consulting, Inc. $700,000 for those consulting services.

BAIADA AGREEMENT

    We entered into an employment agreement with Mel Baiada in April 1997 which was modified in January 1999 and which expired without being renewed on June 30, 1999. Under this agreement, in 1998 we paid Mr. Baiada a salary of $158,654 and a $22,215 bonus. This agreement imposes a one year period after termination in which Mr. Baiada may not compete against us. This agreement also provides that Mr. Baiada will retain a position on the board of directors until the later of:

    - the date his ownership interest in our outstanding common stock, assuming conversion of all outstanding convertible securities, drops below 10%; and

    - June 30, 2000.

    For the twelve months commencing on July 1, 1999, Mr. Baiada will receive $150,000 plus customary benefits as severance under his agreement. During 1999, we recorded $154,200 in general and administrative expense associated with this severance agreement. On July 1, 1999, Mr. Baiada's shares of common stock deemed to be contingent under his stock repurchase agreement dated April 18, 1997 became vested. For more information about Mr. Baiada's stock repurchase agreement see "Transactions in Connection with the Spin Off--Issuance of Series A Preferred Stock and Stock Repurchase Agreement."

DIVINE INTERVENTURES LICENSE

    In January 2000 we licensed our Total-e-Business suite of software products to Divine Interventures, Inc. for their internal use for a fee of $225,000. Our board member, Andrew J. Filipowski, is the chief executive officer of Divine Interventures, Inc.

FUTURE AFFILIATE TRANSACTIONS

    We believe that all of the transactions described above were made on terms no less favorable to us than would have been obtained from unaffiliated third parties. All future transactions between us and our officers, directors, principal stockholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                  ADOPTION OF THE EMPLOYEE STOCK PURCHASE PLAN

    On February 15, 2000, our board of directors adopted an employee stock purchase plan. The stock purchase plan is intended to be qualified under Internal Revenue Code Section 423. If a plan is qualified under Section 423, our employees who participate in the plan enjoy certain tax advantages, as described below. In order for the plan to be qualified, our stockholders must approve the plan.

    The stock purchase plan allows our employees to purchase our common stock at a discount, without being subject to tax until they sell the stock, and without having to pay any brokerage commissions with respect to the purchases. We plan to implement the stock purchase plan during the third quarter of 2000, provided that we receive stockholder approval.

    The purpose of the stock purchase plan is to encourage the purchase of common stock by our employees, to provide employees with a personal stake in Bluestone Software, Inc. and to help us retain our employees. In addition, our board can approve the participation of any subsidiaries.

    The stock purchase plan will be administered by our board of directors or by a committee of the board appointed by the board of directors.

DESCRIPTION OF THE STOCK PURCHASE PLAN

    The stock purchase plan provides employees with the right to purchase shares of our common stock through payroll deduction. A total of 600,000 shares of our common stock are available for purchase under the stock purchase plan, subject to adjustment in the number and price of shares available for purchase in the event the outstanding shares of common stock are increased or decreased through stock dividends, recapitalizations, reorganizations or similar changes.

    The stock purchase plan is administered by our board of directors, which may delegate responsibility for administration to a committee of the board. Subject to the terms of the stock purchase plan, the board or the committee has authority to interpret the stock purchase plan, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the stock purchase plan.

    An employee is eligible to participate in the stock purchase plan if he or she is employed on the first day of an offering period. As of March 8, 2000, approximately 220 employees, including our chief executive officer and our other executive officers, would have been eligible to participate in the stock purchase plan.

    Any employee who, after purchasing our common stock under the stock purchase plan, would own 5% or more of the total combined voting power or value of all classes of our stock or any subsidiary corporation is not eligible to participate. Ownership of stock is determined in accordance with the provisions of Section 424(d) of the Internal Revenue Code. In addition, an employee is not permitted to purchase stock at a rate which exceeds $25,000 in fair market value for each calendar year.

    Stock will be available to be purchased every calendar quarter. Eligible employees may elect to participate in the stock purchase plan during an offering period which starts on each January 1, April 1, July 1 and October 1 and ends on each March 31, June 30, September 30 and December 31, respectively, provided that the first offering may commence on the first day of any month in the third quarter of 2000. Shares of common stock will be deemed to have been purchased on March 31, June 30, September 30 or December 31, as applicable. The purchase price per share will be 85 percent of the lesser of:

    - the fair market value per share of our common stock on the first day of each offering period (e.g., January 1, April 1, July 1, or October 1, as applicable); or

    - the fair market value per share of our common stock on March 31, June 30, September 30 or December 31, as applicable.

    If any of these dates is not a trading day, then fair market value will be determined on the next trading day after such date. On March 8, 2000, the last sale price of our common stock was $71.00 per share.

    An eligible employee who wishes to participate in the stock purchase plan must file an election form with the board or committee at least 15 days before the applicable offering period (e.g, January 1, April 1, July 1 or October 1). Each participant will have payroll deductions made from his or her compensation on each regular payday during the time he or she is a participant in the stock purchase plan. All payroll deductions will be credited to the participant's account under the stock purchase plan. A participant who is on an approved leave of absence may authorize continuing payroll deductions.

    If the total number of shares of common stock for which purchase rights are exercised at the end of an offering period exceeds the maximum number of shares of common stock available, the board or committee will make a pro rata allocation of shares available for delivery and distribution. The unapplied account balances will be credited to participants' accounts for the next succeeding offering or, at the participant's election, returned to the participant, without interest, as soon as practicable following the end of the offering period.

    A participant may discontinue his or her participation in the stock purchase plan at any time, but no other change can be made during an offering period. A participant may change the amount of payroll deductions for subsequent offerings by giving written notice of such change to the board or committee on or before the 15th day of the month immediately preceding the beginning of an offering period.

    A participant may elect to withdraw all, but not less than all, of the balance credited to the participant's account by providing a termination form to the board or the committee at any time before the end of the offering period. All amounts credited to such participant's account shall be paid as soon as practicable following receipt of the participant's termination form, and no further payroll deductions will be made with respect to the participant.

    If a participant's employment terminates for any reason other than death, all amounts credited to such participant's account will be returned to the participant. If a participant's employment terminates due to death or the participant dies after termination of employment but before the participant's account has been returned, all amounts credited to such participant's account will be returned to the participant's successor-in-interest. A participant who is on an approved leave of absence will remain eligible to participate in the stock purchase plan through the end of the offering that commenced prior to such leave, unless the approved leave of absence ends and the participant does not return to active employment prior to the end of that offering.

    All funds held or received by us under the stock purchase plan may be used for any corporate purpose until applied to the purchase of shares of our common stock or refunded to employees and shall not be segregated from our general assets. Shares of our common stock purchased under the stock purchase plan will be issued from our authorized but unissued or treasury shares or may be outstanding shares purchased in the open market or otherwise. We will pay all fees and expenses incurred, excluding individual Federal, state, local or other taxes, in connection with the stock purchase plan.

    An employee's rights under the stock purchase plan belong to the employee alone and may not be transferred or assigned to any other person during the employee's lifetime. After the shares of common stock have been issued under the stock purchase plan, such shares may be assigned or transferred the same as any other shares.

    The stock purchase plan is not qualified under Section 401(a) of the Internal Revenue Code. We generally will not be entitled to a deduction with respect to stock purchased under the stock purchase plan, unless the stock is disposed of less than one year after it is purchased by the employee, or less than two years after the start of the offering period pursuant to which the stock was purchased.

    Generally, no tax consequences arise at the time the participant purchases shares of common stock. Upon a disposition of shares, the participant will receive compensation taxable as ordinary income for the taxable year in which the disposition occurs in an amount equal to the lesser of

    - the excess of the purchase price over the fair market value of the shares at the beginning of the offering period, or

    - the excess over the purchase price of (a) the amount actually received for the shares if sold or exchanged or (b) the fair market value of the shares on the date of any other termination of ownership (such as by gift).

    The amount of such ordinary income is then added to the participant's basis in his shares for purposes of determining capital gain or loss. This tax treatment only applies if the following holding period requirement is satisfied:

    - the participant does not dispose of the shares for at least one year after the date of purchase, and

    - the participant does not dispose of the shares for at least two years after the beginning of the offering period pursuant to which the shares were purchased.

    If a participant disposes of shares of common stock purchased under the stock purchase plan before the holding period is satisfied, he will receive compensation taxable as ordinary income in the amount of the difference between the amount paid for the shares and the fair market value of the shares at the time of purchase. If the shares are sold or exchanged, the amount of such ordinary income is added to the participant's basis in his shares for purposes of determining capital gain or loss.

    If a participant dies before disposing of the shares purchased under the stock purchase plan, he will be deemed to have realized compensation income taxable as ordinary income in the taxable year closing with his death in an amount equal to the lesser of:

    - the excess of the purchase price over the fair market value of the shares at the beginning of the offering period, or

    - the excess over the purchase price of the fair market value of the shares on the date of death.

    He is deemed not to have realized any capital gain or loss because of death.

    The board or the committee has the right to amend, modify or terminate the stock purchase plan at any time without notice, provided that, upon any termination, all shares or unapplied payroll deductions will be distributed to participants, and provided further, that no amendment will affect the right of a participant to receive his proportionate interest in the shares or unapplied payroll deductions. Upon any amendment of the stock purchase plan, stockholder approval will be obtained if required by law.

    The above description is a partial summary of material provisions of our stock purchase plan. This summary is qualified in its entirety by reference to the full text of the plan which appears as Attachment A attached to this proxy statement.

    The board of directors recommends that you vote "FOR" approval of our Employee Stock Purchase Plan.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Our independent accountants for 1999 were Arthur Andersen LLP, whom the board of directors has appointed to serve in the same capacity for the current year. A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

    The board of directors recommends that you vote "FOR" ratification of the appointment of Arthur Andersen as independent accountants for 2000.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Any stockholder proposal intended to be presented at the Company's 2001 annual meeting of stockholders must be received by the Company at its office in Philadelphia, Pennsylvania on or before November 24, 2000 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting.

    If a stockholder of the Company wishes to present a proposal before the 2001 annual meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Company at the address noted above. The Company's bylaws require that such notice be received no less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. With respect to the Company's 2001 annual meeting of stockholders, if the Company is not provided notice between December 22, 2000 and January 22, 2001 of a stockholder proposal which the stockholder has not previously sought to include in our proxy statement, the proxies will be allowed to use their discretionary authority to vote on any such proposals.

                             ADDITIONAL INFORMATION

    The Company will furnish without charge to any stockholder, upon written or oral request, a copy of the Company's annual report on Form 10-K and other documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Requests for such documents should be addressed to the Investor Relations Department at Bluestone, 300 Stevens Drive, Philadelphia, Pennsylvania 19113, telephone number (610) 915-5000.

                                 OTHER MATTERS

    The Board does not intend to bring any matters before the Annual Meeting, other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Annual Meeting. If any other matters come before the Annual Meeting, the persons named in the enclosed proxy will vote the proxy with respect thereto, in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

    The cost of preparing, assembling, mailing and soliciting the proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy materials to beneficial owners and obtaining proxies from such owners.

    All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. With respect to the election of Class I directors, stockholders may vote for some or all of the nominees or withhold their vote for some or all of the nominees. With respect to all other items to be voted upon, stockholders may vote in favor of the item or against the item or may abstain from voting. Stockholders should specify their choices on the enclosed proxy. If no specific instructions are given with respect to the matters to be acted upon, and the proxy is returned properly executed, then the shares represented by the proxy will be voted FOR: (1) the directors nominated as Class I directors, (2) the proposal to approve the Bluestone Software, Inc. 2000 Employee Stock Purchase Plan, and (3) the proposal to ratify our selection of Arthur Andersen LLP as our auditors for 2000.

    PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES.

                                                        BLUESTONE SOFTWARE, INC.

                                                                    ATTACHMENT A

                            BLUESTONE SOFTWARE, INC.
                       2000 EMPLOYEE STOCK PURCHASE PLAN

1. PURPOSE.

    The Bluestone Software, Inc. 2000 Employee Stock Purchase Plan (the "Plan") is broadly based and intended to encourage and facilitate the purchase of Shares of the Common Stock of Bluestone Software, Inc. (the "Company"), by employees of the Company and any Participating Companies, thereby providing employees with a personal stake in the Company and a long range inducement to remain in the employ of the Company and Participating Companies. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code.

2. DEFINITIONS.

    (a) "ACCOUNT" means a bookkeeping account established by the Committee on behalf of a Participant to hold Payroll Deductions.

    (b) "APPROVED LEAVE OF ABSENCE" means a leave of absence that has been approved by the applicable Participating Company in such a manner as the Board may determine from time to time.

    (c) "BOARD" means the Board of Directors of the Company.

    (d) "CODE" means the Internal Revenue Code of 1986, as amended.

    (e) "COMMITTEE" means the Committee appointed pursuant to Section 14 of the Plan.

    (f) "COMPANY" means Bluestone Software, Inc. and any successor(s).

    (g) "COMPENSATION" means an Employee's cash compensation payable for services to a Participating Company.

    (h) "ELECTION FORM" means the form acceptable to the Committee which an Employee shall use to make an election to purchase Shares through Payroll Deductions pursuant to the Plan.

    (i) "ELIGIBLE EMPLOYEE" means an Employee who meets the requirements for eligibility under Section 3 of the Plan.

    (j) "EMPLOYEE" means a person who is an employee of a Participating Company.

    (k) "FAIR MARKET VALUE" means the closing price per Share on the principal national securities exchange on which the shares are listed or admitted to trading or, if not listed or traded on any such exchange, on the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or if not listed or traded on any such exchange or market, the fair market value as reasonably determined by the Board, which determination shall be conclusive.

    (l) "FIVE PERCENT OWNER" means an Employee who, with respect to a Participating Company, is described in Section 423(b) of the Code.

    (m) "OFFERING" means an offering of Shares to Eligible Employees pursuant to the Plan.

    (n) "OFFERING COMMENCEMENT DATE" means the first day of each January, April, July and October beginning on or after adoption of the Plan by the Board; provided that the Board may delay the first Offering Commencement Date after adoption of the Plan until the first day of any month in the third calendar quarter in 2000.

    (o) "OFFERING PERIOD" means the period extending from an Offering Commencement Date through the following Offering Termination Date.

    (p) "OFFERING TERMINATION DATE" means the last day of each March, June, September and December following an Offering Commencement Date.

    (q) "OPTION PRICE" means eighty five percent (85%) of the lesser of: (1) the Fair Market Value per Share on the Offering Commencement Date, or if such date is not a trading day, then on the next trading day thereafter or (2) the Fair Market Value per Share on the Offering Termination Date, or if such date is not a trading day, then on the next trading day thereafter.

    (r) "PARTICIPANT" means an Employee who meets the requirements for eligibility under Section 3 of the Plan and who has timely delivered an Election Form to the Committee.

    (s) "PARTICIPATING COMPANY" means, as provided in Schedule A, the Company and subsidiaries of the Company, within the meaning of Section 424(f) of the Code, if any, that are approved by the Board from time to time and whose employees are designated as Employees by the Board.

    (t) "PAYROLL DEDUCTIONS" means amounts withheld from a Participant's Compensation pursuant to the Plan, as described in Section 5 of the Plan.

    (u) "PLAN" means Bluestone Software, Inc. 2000 Employee Stock Purchase Plan, as set forth in this document, and as may be amended from time to time.

    (v) "PLAN TERMINATION DATE" means the earlier of:

        (1) The Offering Termination Date for the Offering in which the maximum number of Shares specified in Section 5 of the Plan have been issued pursuant to the Plan; or

        (2) The date as of which the Board chooses to terminate the Plan as provided in Section 15 of the Plan.

    (w) "SHARES" means shares of Common Stock of the Company.

    (x) "SUCCESSOR-IN-INTEREST" means the Participant's executor or administrator, or such other person or entity to whom the Participant's rights under the Plan shall have passed by will or the laws of descent and distribution.

    (y) "TERMINATION FORM" means the form acceptable to the Committee which an Employee shall use to withdraw from an Offering pursuant to Section 8 of the Plan.

3. ELIGIBILITY AND PARTICIPATION.

    (a) INITIAL ELIGIBILITY. Except as provided in Section 3(b) of the Plan, each individual who is an Employee on an Offering Commencement Date shall be eligible to participate in the Plan.

    (b) INELIGIBILITY. An Employee shall not be eligible to participate in the Plan if such Employee:

        (1) Is a Five Percent Owner;

        (2) Is a temporary Employee; or

        (3) Is restricted from participating under Section 3(d) of the Plan.

    (c) LEAVE OF ABSENCE. A Participant who goes on an Approved Leave of Absence before an Offering Termination Date after having filed an Election Form with respect to such Offering shall continue to be eligible to participate in the Plan through the end of such Offering Period. Termination by the Participating Company of an Employee's Approved Leave of Absence, other than termination or return to non-temporary employment, shall terminate an Employee's employment for all purposes of the Plan and shall terminate such Employee's participation in the Plan and the right to exercise any option. An Approved Leave of Absence shall be considered active employment for purposes of Section 3(b)(3) of the Plan.

    (d) RESTRICTIONS ON PARTICIPATION. Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan if:

        (1) Immediately after the grant, such Employee would be a Five Percent Owner; or

        (2) Such option would permit such Employee's rights to purchase stock under all employee stock purchase plans of the Participating Companies which meet the requirements of Section 423(b) of the Code to accrue at a rate which exceeds $25,000 in fair market value (as determined pursuant to Section 423(b)(8) of the Code) for each calendar year in which such option is outstanding.

    (e) COMMENCEMENT OF PARTICIPATION. An Employee who meets the eligibility requirements of Sections 3(a) and 3(b) of the Plan and whose participation is not restricted under Section 3(d) of the Plan shall become a Participant by completing an Election Form and filing it with the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the first Offering to which such Election Form applies. Payroll Deductions for a Participant shall commence on the applicable Offering Commencement Date when his or her authorization for Payroll Deductions becomes effective, and shall end on the Plan Termination Date, unless sooner terminated by the Participant pursuant to Section 8 of the Plan.

4. SHARES PER OFFERING.

    The Plan shall be implemented by a series of Offerings that shall terminate on the Plan Termination Date. Offerings shall be made with respect to Compensation payable for each Offering Period occurring on or after adoption of the Plan by the Board and ending with the Plan Termination Date. Shares available for any Offering shall be the difference between the maximum number of Shares that may be issued under the Plan, as determined pursuant to Section 10(a) of the Plan, for all of the Offerings, less the actual number of Shares purchased by Participants pursuant to prior Offerings. If the total number of Shares for which options are exercised on any Offering Termination Date exceeds the maximum number of Shares available, the Committee shall make a pro rata allocation of Shares available for delivery and distribution in as nearly a uniform manner as practicable, and as it shall determine to be fair and equitable, and the unapplied Account balances shall be returned to Participants as soon as practicable following the Offering Termination Date.

5. PAYROLL DEDUCTIONS.

    (a) AMOUNT OF PAYROLL DEDUCTIONS. An Eligible Employee who wishes to participate in the Plan shall file an Election Form with the Committee at least 15 days before the Offering Commencement Date for the first Offering for which such Election Form is effective on which he or she may elect to have Payroll Deductions of such amounts designated by the Committee on the Election Form from time to time made from his or her Compensation on each regular payday during the time he or she is a Participant in the Plan, provided that the rules established by the Committee shall be consistent with Section 423(b)(5) of the Code.

    (b) PARTICIPANTS' ACCOUNTS. All Payroll Deductions with respect to a Participant pursuant to Section 5(a) of the Plan shall be credited to the Participant's Account under the Plan.

    (c) CHANGES IN PAYROLL DEDUCTIONS. A Participant may discontinue his or her participation in the Plan as provided in Section 8(a) of the Plan, but no other change can be made during an Offering, including, but not limited to, changes in the amount of Payroll Deductions for such Offering. A Participant may change the amount of Payroll Deductions for subsequent Offerings by giving written notice of such change to the Committee on or before the 15th day of the month immediately preceding the Offering Commencement Date for the Offering for which such change is effective.

    (d) LEAVE OF ABSENCE. A Participant who goes on an Approved Leave of Absence before the Offering Termination Date after having filed an Election Form with respect to such Offering may:

        (1) Withdraw the balance credited to his or her Account pursuant to
    Section 8(b) of the Plan;

        (2) Discontinue contributions to the Plan but remain a Participant in the Plan through the Offering Termination Date; or

        (3) Remain a Participant in the Plan during such Approved Leave of Absence through the Offering Termination Date and continue the authorization for the Participating Company to make Payroll Deductions for each payroll period out of continuing payments to such Participant, if any.

6. GRANTING OF OPTIONS.

    On each Offering Termination Date, each Participant shall be deemed to have been granted an option to purchase a minimum of one (1) Share and a maximum number of Shares that shall be a number of whole Shares equal to the quotient obtained by dividing the balance credited to the Participant's Account as of the Offering Termination Date, by the Option Price.

7. EXERCISE OF OPTIONS.

    (a) AUTOMATIC EXERCISE. With respect to each Offering, a Participant's option for the purchase of Shares granted pursuant to Section 6 of the Plan shall be deemed to have been exercised automatically on the Offering Termination Date applicable to such Offering.

    (b) FRACTIONAL SHARES AND MINIMUM NUMBER OF SHARES. Fractional Shares shall not be issued under the Plan. Amounts credited to an Account remaining after the application of such Account to the exercise of options for a minimum of one (1) full Share shall be credited to the Participant's Account for the next succeeding Offering, or, at the Participant's election, returned to the Participant as soon as practicable following the Offering Termination Date, without interest.

    (c) TRANSFERABILITY OF OPTION. No option granted to a Participant pursuant to the Plan shall be transferable other than by will or by the laws of descent and distribution, and no such option shall be exercisable during the Participant's lifetime other than by the Participant.

    (d) DELIVERY OF CERTIFICATES FOR SHARES. The Company shall deliver certificates for Shares acquired on the exercise of options during an Offering Period as soon as practicable following the Offering Termination Date.

8. WITHDRAWALS.

    (a) WITHDRAWAL OF ACCOUNT. A Participant may elect to withdraw the balance credited to the Participant's Account by providing a Termination Form to the Committee at any time before the Offering Termination Date applicable to any Offering.

    (b) AMOUNT OF WITHDRAWAL. A Participant may withdraw all, but not less than all, of the amounts credited to the Participant's Account by giving a Termination Form to the Committee. All amounts credited to such Participant's Account shall be paid as soon as practicable following the Committee's receipt of the Participant's Termination Form, and no further Payroll Deductions will be made with respect to the Participant.

    (c) TERMINATION OF EMPLOYMENT. Upon termination of a Participant's employment for any reason other than death, including termination due to disability or continuation of a leave of absence beyond 90 days, all amounts credited to such Participant's Account shall be returned to the Participant. In the event of a Participant's (1) termination of employment due to death or (2) death after termination of employment but before the Participant's Account has been returned, all amounts credited to such Participant's Account shall be returned to the Participant's Successor-in-Interest without interest.

    (d) LEAVE OF ABSENCE. A Participant who is on an Approved Leave of Absence shall, subject to the Participant's election pursuant to Section 5(d) of the Plan, continue to be a Participant in the Plan until the end of the first Offering ending after commencement of such Approved Leave of Absence. A Participant who has been on an Approved Leave of Absence for more than 90 days shall not be eligible to participate in any Offering that begins on or after the commencement of such Approved Leave of Absence so long as such leave of absence continues.

9. INTEREST.

    No interest shall be paid or allowed with respect to amounts paid into the Plan or credited to any Participant's Account.

10. SHARES.

    (a) MAXIMUM NUMBER OF SHARES. No more than 600,000 Shares may be issued under the Plan. Such Shares may be unissued shares or treasury shares of the Company or may be outstanding shares purchased in the open market or otherwise on behalf of the Plan upon such terms as the Committee may approve for delivery under the Plan. The number of Shares available for any Offering and all Offerings shall be adjusted if the number of outstanding Shares of the Company is increased or reduced by split-up, reclassification, stock dividend or the like. All Shares issued pursuant to the Plan shall be validly issued, fully paid and nonassessable.

    (b) PARTICIPANT'S INTEREST IN SHARES. A Participant shall have no interest in Shares subject to an option until such option has been exercised.

    (c) REGISTRATION OF SHARES. Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant.

    (d) RESTRICTIONS ON EXERCISE. The Board may, in its discretion, require as conditions to the exercise of any option such conditions as it may deem necessary to assure that the exercise of options is in compliance with applicable securities laws.

11. EXPENSES.

    The Participating Companies shall pay all fees and expenses incurred (excluding individual Federal, state, local or other taxes) in connection with the Plan. No charge or deduction for any such expenses will be made to a Participant upon the termination of his or her participation under the Plan or upon the distribution of certificates representing Shares purchased with his or her contributions.

12. TAXES.

    The Participating Companies shall have the right to withhold from each Participant's Compensation an amount equal to all Federal, state, city or other taxes as the Participating Companies shall determine are required to be withheld by them. In connection with such withholding, the Participating Companies may make any such arrangements as are consistent with the Plan as it may deem appropriate, including the right to withhold from Compensation paid to a Participant other than in connection with the Plan and the right to withdraw such amount from the amount standing to the credit of the Participant's Account.

13. PLAN AND CONTRIBUTIONS NOT TO AFFECT EMPLOYMENT.

    The Plan shall not confer upon any Eligible Employee any right to continue in the employ of the Participating Companies.

14. ADMINISTRATION.

    The Plan shall be administered by the Board, which may delegate responsibility for such administration to a committee of the Board (the "Committee") or to a third party administrator under Board or Committee supervision. If the Board fails to appoint the Committee, any references in the Plan to the Committee shall be treated as references to the Board. The Board, or the Committee, shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to delegate administrative functions to a third party administrator and to make all other determinations deemed necessary or advisable in administering the Plan, with or without the advice of counsel. The determinations of the Board or the Committee on the matters referred to in this Section 14 shall be conclusive and binding upon all persons in interest.

15. AMENDMENT AND TERMINATION.

    The Board may terminate the Plan at any time and may amend the Plan from time to time in any respect; provided, however, that upon any termination of the Plan, all Shares or Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan shall be distributed to the Participants, provided further, that no amendment to the Plan shall affect the right of a Participant to receive his or her proportionate interest in the Shares or his or her Payroll Deductions (to the extent not yet applied to the purchase of Shares) under the Plan, and provided further that the Company may seek stockholder approval of an amendment to the Plan if such approval is determined to be required by or advisable under the regulations of the Securities and Exchange Commission or the Internal Revenue Service, the rules of any stock exchange or system on which the Shares are listed or other applicable law or regulation.

16. EFFECTIVE DATE.

    The Plan shall be effective on February 15, 2000 and will be implemented in the third calendar quarter of 2000. In the event that the Plan is not approved by the Company's stockholders within one year of the adoption of the Plan by the Board, the tax treatment of Section 423 of the Code may not apply with respect to Shares transferred to Participants on the exercise of options pursuant to
Section 7 of the Plan.

17. GOVERNMENT AND OTHER REGULATIONS.

    (a) IN GENERAL. The purchase of Shares under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies as may be required.

    (b) SECURITIES LAW. The Committee shall have the power to make each grant under the Plan subject to such conditions as it deems necessary or appropriate to comply with the then-existing requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission.

18. NON-ALIENATION.

    No Participant shall be permitted to assign, alienate, sell, transfer, pledge or otherwise encumber his or her interest under the Plan prior to the distribution to him or her of Share certificates. Any attempt at assignment, alienation, sale, transfer, pledge or other encumbrance shall be void and of no effect.

19. NOTICES.

    Any notice required or permitted hereunder shall be sufficiently given only if delivered personally, telecopied, or sent by first class mail, postage prepaid, and addressed:

    IF TO THE COMPANY:

   Bluestone Software, Inc.
    300 Stevens Drive, 3rd Floor
    Philadelphia, PA 19113
    Attn: Employee Stock Purchase Plan Committee
    Or any other address provided pursuant to written notice.

    IF TO THE PARTICIPANT:

    At the address on file with the Company from time to time, or to such other address as either party may hereafter designate in writing by notice similarly given by one party to the other.

20. SUCCESSORS.

    The Plan shall be binding upon and inure to the benefit of any successor, successors or assigns of the Company.

21. SEVERABILITY.

    If any part of this Plan shall be determined to be invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of this Plan which shall continue in full force and effect.

22. ACCEPTANCE.

    The election by any Eligible Employee to participate in this Plan constitutes his or her acceptance of the terms of the Plan and his or her agreement to be bound hereby.

23. APPLICABLE LAW.

    This Plan shall be construed in accordance with the laws of the state of Delaware, to the extent not preempted by applicable Federal law.

                                   SCHEDULE A

                            PARTICIPATING COMPANIES

                            BLUESTONE SOFTWARE, INC.
PROXY                                                                      PROXY

                 ANNUAL MEETING OF STOCKHOLDERS--APRIL 20, 2000
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BLUESTONE
                                 SOFTWARE, INC.

    The undersigned, having duly received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Paul T. Porrini and S. Craig Huke, and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them), for and in the name(s) of the undersigned, to attend the Annual Meeting of Stockholders of Bluestone Software, Inc. to be held at the Philadelphia Airport Marriott, One Arrivals Road, Philadelphia, Pennsylvania 19153, at 10:00 A.M. (local time), on Thursday, April 20, 2000 and any adjourned sessions thereof, and to vote and act upon the matters set forth herein in respect of shares of Common Stock of Bluestone which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess, if personally present. Each of the matters set forth herein is being proposed by Bluestone.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

[X] Please mark your votes as in this example.

1.  Election of Class I directors (nominees: P. Kevin Kilroy and Paul E.
    Blondin).

        / / FOR             / / WITHHELD             / / FOR ALL EXCEPT

    To withhold authority to vote for a particular nominee, mark the "FOR ALL EXCEPT" box and write the name of the nominee on the line provided below:

--------------------------------------------------------------------------------

2.  Approval of the Company's 2000 Employee Stock Purchase Plan.

            / / FOR             / / AGAINST             / / ABSTAIN

                           SIGNATURE ON REVERSE SIDE

3. Ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants for 2000.

            / / FOR             / / AGAINST             / / ABSTAIN

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY PROPOSAL SPECIFIED ABOVE, THIS PROXY WILL BE VOTED "FOR" SUCH PROPOSAL.

    Attendance of the undersigned at the meeting, or at any adjourned session thereof, will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate at such meeting or session the intention of the undersigned to vote said share(s) in person. If the undersigned hold(s) any of the shares of Bluestone in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity, as well as individually.

    PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                              DATE: ____________________________

                                              __________________________________
                                                          SIGNATURE

                                              __________________________________
                                                 SIGNATURE (if held jointly)

                                              Note: Please sign name(s) exactly
                                              as appearing hereon. When signing
                                              as attorney, executor,
                                              administrator or other fiduciary,
                                              please give your full title as
                                              such. Joint owners should each
                                              sign personally.